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                                                                       Exhibit 5

March 10, 2005

GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, Virginia 23230

Re:  GE Life and Annuity Assurance Company
     GE Life & Annuity Separate Account 6
     Amendment No. 5
     File No. 333-69786


Ladies and Gentlemen:

I serve as Counsel to GE Life and Annuity Assurance Company and its GE Life & Annuity Separate Account 6 (the "Separate Account") with regard to the registration of Guaranteed Fixed Annuity Contracts (the "Contracts") being filed on Form S-1 under the Securities Act of 1933. I have examined Amendment No. 5 to the Registration Statement on Form S-1, including all related documents and exhibits, and have reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:

     1. GE Life and Annuity Assurance Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and is duly authorized to sell and issue the Contracts.

     2. The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the Commonwealth of Virginia.

     3. The issuance and sale of the Contracts, when issued and sold in the manner stated in the Registration Statement, will be legal and binding obligations of GE Life and Annuity Assurance Company in accordance with their terms, except that clearance must be obtained, or the Contract form must be approved, prior to issuance thereof in certain jurisdictions.

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GE Life and Annuity Assurance Company
March 10, 2005
Page 2


I hereby consent to the filing of this opinion as an exhibit to Amendment No. 5 to the Registration Statement filed on Form S-1 for the Contracts and the Separate Account.

Sincerely,

/s/ Heather Harker
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Heather Harker
Vice President and Associate General Counsel